EXHIBIT 4.1

AMENDMENT TO

SHAREHOLDER RIGHTS AGREEMENT

THIS AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT (this “Amendment”) is entered into as of September 8, 2009, by and between NEUROMETRIX, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to that certain Shareholder Rights Agreement dated March 7, 2007 (the “Rights Agreement”); and

WHEREAS, the Company desires to enter into Securities Purchase Agreements with investors under which the Company will issue and sell up to 8,816,521 shares of the common stock of the Company and warrants to purchase up to 8,375,695 shares of common stock of the Company in a private placement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement subject to the terms of the Rights Agreement; and

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of these premises and mutual agreements set forth herein, the parties agree as follows:

1.                                       Amendment of Section 1.  Section 1 of the Rights Agreement, “Certain Definitions” is supplemented to add the following definitions in the appropriate locations:

“Investor” shall mean Deerfield Special Situations Fund, L.P. and Deerfield Special Situations Fund International Limited.

“Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated September 8, 2009, by and between the Company and the Investor that incorporates the Securities Purchase Agreement — Standard Terms.

“Transactions” shall mean the issuance of (x) 2,548,673 shares of Common Stock, and (y) the Warrant, in each case, and the exercise of the Warrant in accordance with its terms.

“Warrant” shall mean the warrant to purchase 2,421,239 shares of Common Stock pursuant to the Securities Purchase Agreement.

2.                                       Amendment of the definition of “Acquiring Person”.  The definition of “Acquiring Person” in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither Investor nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person solely as a result of (i) the execution of the Securities Purchase Agreement or the Warrant or (ii) the consummation of the Transactions or any other transaction contemplated by the Securities Purchase Agreement or the Warrant.”

3.                                       Amendment of the definition of “Section 11(a)(ii) Event”.  The definition of “Section 11(a)(ii) Event” in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred solely as a result of (i) the execution of the Securities Purchase Agreement or the Warrant or (ii) the consummation of the Transactions or any other transaction contemplated by the Securities Purchase Agreement or the Warrant.”

4.                                       Amendment of the definition of “Stock Acquisition Date”.  The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as a result of (i) the execution of the Securities Purchase Agreement or the Warrant or (ii) the consummation of the Transactions or any other transaction contemplated by the Securities Purchase Agreement or the Warrant.”

5.                                       Amendment to Section 30.  Section 30 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the execution of the Securities Purchase Agreement or the Warrant or (ii) the consummation of the Transactions or any other transaction contemplated by the Securities Purchase Agreement or the Warrant.”

6.                                       The Rights Agreement, as supplemented and modified by this Amendment, which such Amendment shall be deemed effective as of the date first written above, as if executed on such date, together with the other writings referred to in the Rights Agreement or delivered pursuant thereto which form a part thereof, contain the entire agreement among the parties with respect to the subject matter thereof and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

7.                                       Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, shall mean and be a reference to the Rights Agreement, as amended hereby.  Except as specifically amended above, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed.

8.                                       This Amendment shall be governed by the laws of the State of Delaware applicable to contracts to be made and to be performed entirely within the State.

9.                                       This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties have duly executed this Amendment to be duly executed as an instrument under seal and attested, all as of the day and year first above written.

ATTEST:		NEUROMETRIX, INC.

By:	/s/ Joseph A. Calo	By:	/s/ Shai N. Gozani
Name:	Joseph A. Calo	Name:	Shai N. Gozani, M.D., Ph.D.
Title:	Acting Chief Financial Officer & Treasurer	Title:	Chief Executive Officer & President

ATTEST:		AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Isaac J. Kagan	By:	/s/ Herbert J. Lemmer
Name:	Isaac J. Kagan	Name:	Herbert J. Lemmer
Title:	Vice President	Title:	Vice President